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                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities

                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X| Filed by a party other than the Registrant |_| Check the appropriate box:
|_|  Preliminary proxy statement          |_|  Confidential,  For Use
                                              of the  Commission
|X|  Definitive  proxy  statement Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive   additional  materials
|_|  Soliciting  material
     pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Semitool, Inc.
                (Name of Registrant as Specified in Its Charter)

                                 Semitool, Inc.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
|X|    No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1)    Title of each class of securities to which transaction applies:


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(2)    Aggregate number of securities to which transactions applies:


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(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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(4)    Proposed maximum aggregate value of transaction.


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(5)    Total fee paid:


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       |_|  Fee paid previously with preliminary materials:


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       |_| Check box if any part of the fee is offset as  provided  by  Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


(1)    Amount previously paid:

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(2)    Form, Schedule or Registration Statement No.:

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(3)    Filing Party:

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(4)    Date Filed:

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


                                 SEMITOOL, INC.
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                    Notice of Annual Meeting of Shareholders
                          To Be Held February 13, 1997


To the Shareholders of Semitool, Inc.:


NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Semitool, Inc., a Montana corporation (the "Company"), will be held at the Best Western Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana 59901, at 2:30 p.m., local time, on February 13, 1997, for the following purposes:


1. ELECTION OF DIRECTORS. To elect five directors of the Company to serve until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualified.

2. APPROVAL AND RATIFICATION OF THE AMENDED AND RESTATED SEMITOOL, INC. 1994 STOCK OPTION PLAN, AS AMENDED. To ratify and approve the Amended and Restated Semitool, Inc. 1994 Stock Option Plan, as amended, to increase the number of shares of Common Stock available for issuance thereunder by 200,000 shares from 900,000 shares to 1,100,000 shares.


3.  RATIFICATION  OF  APPOINTMENT  OF  INDEPENDENT   AUDITORS.   To  ratify  the
appointment of Coopers & Lybrand L.L.P. as the independent auditors for the Company for the fiscal year ending September 30, 1997.


4. OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting of Shareholders and any adjournment or postponement thereof.


The foregoing items of business are more fully described in the Proxy Statement which is attached hereto and made a part hereof.


The Board of Directors has fixed the close of business on January 6, 1997 as the record date for determining the shareholders entitled to notice of and to vote at the 1997 Annual Meeting of Shareholders and any adjournment or postponement thereof.


WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.


                                             By Order of the Board of Directors,




                                            /s/Raymon F. Thompson
                                            Raymon F. Thompson
                                            Chairman of the Board,
                                            Chief Executive Officer and
                                            President
Kalispell, Montana
January 21, 1997

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               Mailed to Shareholders on or about January 21, 1997




                                 SEMITOOL, INC.


                             655 West Reserve Drive
                            Kalispell, Montana 59901


                                 PROXY STATEMENT


General Information


This Proxy Statement is furnished to the shareholders of Semitool, Inc., a Montana corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board" or "Board of Directors") of proxies in the accompanying form for use in voting at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on February 13, 1997, at the Best Western - Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana 59901, at 2:30 p.m., local time, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.


Revocability of Proxies


Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of John W. Sullivan) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.


Solicitation and Voting Procedures


The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with such solicitation.


The close of business on January 6, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 13,662,727 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters. With respect to the election of directors, each shareholder is entitled to cumulate his or her votes, meaning that such shareholder can multiply the number of shares owned by the number of board positions to be filled, and allocate such votes for all or as many director-nominees as he or she may designate.


Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but will not be counted for or against any of the proposals to be voted upon at the meeting.

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                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS


As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors is set at five. Five directors will be elected at the Annual Meeting to serve until the 1998 Annual Meeting of Shareholders or until their successors are elected or appointed and qualified or until the director's earlier resignation or removal. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner, as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as a nominee or as a director, if elected. Each of the five nominees for director who receives the greatest number of votes will be elected.


Set forth below is the age and certain biographical information relating to the director nominees.


Raymon F. Thompson, age 55, founded the Company and has served as Chairman, Chief Executive Officer and President since its inception in 1979. In 1979, Mr. Thompson designed, patented and introduced the first on-axis rinser/dryer for the semiconductor industry.


Howard E. Bateman, age 62, has served on the Company's Board of Directors since 1990. Mr. Bateman formerly owned and operated Entech, a Pennsylvania company that was an independent sales representative for the Company's products from 1979 to 1996.


Richard A. Dasen, age 54, has served on the Company's Board of Directors since 1984. From 1974 to 1992, Mr. Dasen owned and managed Evergreen Bancorporation, a multi-bank holding company. Since 1992, Mr. Dasen has been an independent businessman.


Daniel J. Eigeman, age 62, has served on the Company's Board of Directors since 1985. From 1971 to 1993, Mr. Eigeman was President of Eigeman, Hanson & Co., P.C., CPAs, and since 1993 has been Vice President of Junkermier, Clark, Campanella, Stevens, P.C., CPAs. Mr. Eigeman served as President of the Montana Society of Certified Public Accountants in 1993.


Calvin S. Robinson, age 76, has served on the Company's Board of Directors since 1982 and since February of 1996 has served as the Company's Secretary. Mr. Robinson has been of counsel to Murphy, Robinson, Heckathorn & Phillips, P.C. since 1989. This firm has provided legal services to the Company since 1979. Mr. Robinson is also a director of Winter Sports, Inc.


                         THE BOARD RECOMMENDS A VOTE FOR
                    THE ELECTION OF THE NOMINEES NAMED ABOVE.



Relationships Among Directors or Executive Officers


There are no family relationships among any of the directors or executive officers of the Company, except that Steven R. Thompson, a vice president of the Company, is the son of Raymon F. Thompson.


Meetings and Committees of the Board of Directors


During the fiscal year ended September 30, 1996, the Board met four times. The Board has three committees: the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee. During the fiscal year ended September 30, 1996, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board.


The Audit Committee, which held three meetings in the fiscal year ended September 30, 1996, consisted of Messrs. Dasen, Eigeman and Poppa. The Audit Committee reviews and supervises the Company's financial controls, including selecting the Company's auditors, reviewing the books and accounts of the Company, meeting with the officers of the Company regarding the Company's financial controls, acting upon recommendations of auditors and taking such further action as the Audit Committee deems necessary to complete an audit of the books and accounts of the Company, as well as other matters which may come before it or as directed by the Board.


The Compensation and Stock Option Committee, which held five meetings in the fiscal year ended September 30, 1996, consists of Messrs. Bateman and Robinson. The Compensation and Stock Option Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock option plan and performs such other duties as may from time to time be determined by the Board.


The Nominating Committee, which consists of Messrs. Bateman and Thompson, was appointed by the Board of Directors in November 1996 and therefore did not hold any meetings in the fiscal year ended September 30, 1996. The Nominating Committee nominates directors to hold office for the ensuing year and until their respective successors are duly elected and qualified. The Nominating Committee may consider recommendations from shareholders if received in writing addressed to the Secretary of the Company no later than 120 days prior to the 12-month anniversary of the previous annual meeting of shareholders.


Compensation of Directors


Upon becoming a member of the Board, non-employee directors receive options (the "Initial Option Grants") to purchase 3,000 shares of Common Stock, and thereafter receive an annual option grant (the "Annual Option Grants") to purchase 2,000 shares of Common Stock. The Company's non-employee directors receive a $1,000 monthly fee, $1,000 for each Board meeting attended and $500 for each committee meeting attended that is not held in conjunction with a Board meeting. All non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the Board. Employee directors of the Company do not receive compensation for their services as directors.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of the Record Date for (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.


                                                                         Shares Beneficially Owned
                                                              -------------------------------------------------
  Directors, Executive Officers and 5% Shareholders                  Number                     Percent(1)
-------------------------------------------------------       ---------------------         -------------------
Raymon F. and Ladeine A. Thompson(2)....................            6,681,534                      48.9%
Gregory L. Perkins(3)...................................               17,250                       *
Howard E. Bateman(4)....................................                8,875                       *
Richard A. Dasen(4).....................................                7,875                       *
Daniel J. Eigeman(4)....................................                5,775                       *
Calvin S. Robinson(4)...................................                5,625                       *
Ryal R. Poppa(5)........................................                4,500                       *
Timothy C. Dodkin(6)....................................               12,750                       *
James R. Gordley(6).....................................               12,000                       *
Robert W. Berner (7)....................................                9,750                       *
All officers and directors as a group (13 persons)(8)...            7,215,982                      52.5%




*     Less than 1%.

(1)Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person's name.
(2)Includes 318,750 shares held in the name of the Gina Thompson Trust of which Mr. Thompson is the trustee, and includes 250,000 shares held in the name of the Raymon F. Thompson Charitable Remainder Trust of which Mr. Thompson is the trustee.
(3)Represents 17,250 option shares exercisable within 60 days of the Record Date
(4)Includes 4,875 option shares  exercisable  within 60 days of the Record Date.
(5)Represents 4,500 option shares exercisable within 60 days of the Record Date.
(6)Includes  11,250 option shares exercisable within 60 days of the Record Date.
(7)Represents 9,750 option shares exercisable within 60 days of the Record Date.
(8)Includes 92,250 option shares exercisable within 60 days of the Record Date.

                                 PROPOSAL NO. 2


      APPROVAL AND RATIFICATION OF THE AMENDED AND RESTATED SEMITOOL, INC.
                       1994 STOCK OPTION PLAN, AS AMENDED


The Company's shareholders are being asked to act upon a proposal to approve and ratify the action of the Board amending the Company's Amended and Restated 1994 Stock Option Plan (the "Option Plan"). Approval and ratification of the proposal requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.


The Board amended the Option Plan in November 1996, subject to shareholder approval and ratification of the amended Option Plan, to increase the number of shares reserved for issuance under the Option Plan by 200,000 shares from 900,000 shares to 1,100,000 shares.


The Board believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that an incentive plan such as the Option Plan is necessary for the Company to remain competitive in its compensation practices.


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                        APPROVAL AND RATIFICATION OF THE
                            OPTION PLAN, AS AMENDED.

General Description


The following is a general description of the principal terms of the Option Plan, the amendment approved by the Board and the purpose of the amendment. Although the Company believes that the following description provides a fair summary of the material terms of the Option Plan, the description is qualified in its entirety by the text of the Option Plan, as proposed to be amended.

The Option Plan was adopted by the Board and approved by the shareholders of the Company in December 1994. The purpose of the Option Plan is to assist the Company in attracting and retaining high quality personnel and to provide a means whereby eligible employees (including officers and employee directors) and non-employee directors can acquire Common Stock through the exercise of options, thereby aligning the interests of employees, officers and directors with the interests of shareholders. The Option Plan provides for the granting to employees (including officers and employee directors) of incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and consultants of nonqualified stock options. The Company cannot grant an Incentive Stock Option if as a result of the grant the optionee would have the right in any calendar year to exercise (under all plans of the Company or its affiliates) for the first time one or more Incentive Stock Options for shares having an aggregate fair market value (determined as of the grant date) in excess of $100,000. As of the Record Date, approximately 109 persons were either participating in or eligible to participate in the Option Plan and options to purchase 765,000 shares had been granted under the Option Plan of which options to purchase 624,922 shares were outstanding.


The Option Plan is currently administered by the Compensation and Stock Option Committee of the Board (the "Compensation Committee"), which, except for Initial Option Grants and Annual Option Grants to non-employee directors, determines the terms of the options granted under the Option Plan, including the exercise price, the number of shares subject to the option and exercisability. Generally, 5% of the shares subject to the option granted under the Option Plan become exercisable at the end of each three-month period commencing three months after the grant date such that the option is fully exercisable five years after the grant date. No Incentive Stock Option may be transferred by the optionee other than by will or the laws of descent or distribution. Each Incentive Stock Option may be exercised, during the lifetime of the optionee, only by such optionee.


Under the Option Plan, non-employee directors receive Initial Option Grants to purchase 3,000 shares of Common Stock upon the date he or she becomes a director. Thereafter, immediately following each annual meeting of shareholders, each non-employee director who continues as such following the annual meeting and has attended two or more meetings of the Board of Directors as of the time of such annual meeting, receives an Annual Option Grant to purchase 2,000 shares of Common Stock.


The Board of Directors believes there are insufficient shares of Common Stock currently available under the Option Plan to satisfy option grants anticipated to be effected in 1997. The shareholders of the Company are therefore being asked to approve the Option Plan, as amended, to increase the number of shares of Common Stock available for issuance thereunder by 200,000 shares from 900,000 shares to 1,100,000 shares.


In general, the exercise price of stock subject to the Initial Option Grants and the Annual Option Grants is the fair market value of the Common Stock on the date of grant. The Initial Option Grants vest and become exercisable as of the date of grant and the Annual Option Grants vest and become exercisable as to 25% of the shares covered thereby on the last day of each three-month period following the date of grant such that the option becomes fully exercisable twelve months after the grant date.


The exercise price of Incentive Stock Options granted under the Option Plan must equal at least the fair market value of the Common Stock on the date of grant. The exercise price of any Incentive Stock Option granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Common Stock on the date of grant. The Compensation Committee determines the exercise price of nonqualified stock options other than Initial Option Grants and Annual Option Grants. In general, payment of the exercise price may be made in cash, by the optionee's personal check, certified check or other specified consideration.


In general, except for options granted to non-employee directors, the Option Plan provides that the Compensation Committee may include a provision in the option agreement providing that, in the event of a Change in Control (as defined in the Option Plan), any outstanding options covered by such agreement shall be fully vested, nonforfeitable and become exercisable as of the date of the Change in Control. If the Compensation Committee elects to include such a provision, the option agreement will provide that, (a) in the event of a Change in Control relating to (i) an acquisition of Common Stock resulting in the beneficial ownership by any person or related group of persons of more than 50% of the total combined voting power of the outstanding Common Stock, (ii) a change in the composition of the Board over a 36 month period or (iii) approval by the Company's shareholders of any reverse merger in which the Company survives as an entity, but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, the option shall remain exercisable for the remaining term of the option, and (b) in the event of a Change in Control relating to (x) approval by the Company's shareholders of a merger or consolidation in which the Company is not the surviving entity (except for a transaction the principal purpose of which is to change the Company's state of incorporation) or (y) the approval by the Company's shareholders of either the sale, transfer or other disposition of all or substantially all of the assets of the Company or the complete liquidation or dissolution of the Company, the option shall terminate as of the effective date of such merger, disposition of assets, liquidation or dissolution. As to options granted to non-employee directors, (A) in the event of a Change in Control relating to (i), (ii) or (iii) above, any such outstanding options become fully vested and remain exercisable for the remaining term of such options and (B) in the event of a Change in Control relating to (x) or (y) above, any such outstanding options terminate as of the effective date of such merger, disposition of assets, liquidation or dissolution.


Federal Income Tax Information


If an option granted under the Option Plan is an Incentive Stock Option, the optionee will recognize no income upon grant of the option and incur no tax liability due to the exercise of the option unless the optionee is subject to alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an Incentive Stock Option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the option, a gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. Under current law, the maximum long-term capital gain tax rate for individuals is 28% while the maximum ordinary income tax rate for individuals is 39.6%.


All options which do not qualify as Incentive Stock Options are referred to as nonqualified stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonqualified stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code within 30 days after the date of exercise. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment of cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.


The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plan and does not purport to be complete. The foregoing does not discuss the income tax laws of any municipality, state, or foreign country in which an optionee may reside.





                                 PROPOSAL NO. 3


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


Coopers & Lybrand L.L.P. has served as the Company's independent auditors since 1984 and has been appointed by the Board to continue as the Company's independent auditors for the Company's fiscal year ending September 30, 1997. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
          THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S
                    INDEPENDENT AUDITORS FOR THE FISCAL YEAR
                           ENDING SEPTEMBER 30, 1997.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


                           Summary Compensation Table


The following table sets forth information relating to compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") during the periods indicated.



                                                                                        Long-Term
                                                                                       Compensation
                                                                                        Securities
                                                                                        Underlying            All Other
   Name and Principal Position          Year         Salary           Bonus             Options(#)         Compensation(2)
----------------------------------     -------     ------------    -------------     -----------------    ------------------
                                                                                                                $4,750
Raymon F. Thompson                      1996        $230,015             --                 --                   4,620
   Chairman, Chief Executive            1995         227,091         $70,000(1)             --                   5,638
   Officer and President                1994         225,001             --                 --

James R. Gordley                        1996         597,449             --                 --                   4,942
   Vice President, Sales,               1995         291,105           2,000(1)           45,000                 4,200
   Thermal Products Division            1994         150,000          28,267(3)             --                   4,080


Timothy C. Dodkin(4)                    1996         228,565          50,000                --                   2,504
   Managing Director, Semitool          1995         208,333          55,000(1)           45,000                 2,534
   Europe Ltd.                          1994         270,414           1,600(3)             --                   1,584


Gregory L. Perkins                      1996         141,180             --                 --                   2,573
   Vice President and General           1995         127,921           70,000(1)          45,000                   920
   Manager                              1994         110,000           15,510(3)            --                   3,193


Robert W. Berner(5)                     1996         140,005              --              15,000                 3,979
   Vice President and
   General Manager, Metallization
   Group



(1) Includes bonus amounts paid in fiscal 1996 for services rendered in fiscal 1995.
(2)  Represents  Company  contributions  to the Company's  401(k) plan on behalf of the Named Executive Officer, except that amounts for Mr. Dodkin represent Company contributions to a United Kingdom employee benefit plan that is similar to the Company's 401(k) plan on behalf of Mr. Dodkin.
(3) Includes bonus amounts paid in fiscal 1995 for services rendered in fiscal 1994.
(4) Mr. Dodkin's compensation is paid in UK Pounds Sterling. The average UK Pound Sterling exchange rates for fiscal 1994, 1995 and 1996 were 1.509, 1.584 and 1.565, respectively.
(5) Mr. Berner became an officer of the Company during the fiscal year ended September 30, 1996.

                        Option Grants in Last Fiscal Year

The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended September 30, 1996. In addition, as required by the Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the respective options based on assumed rates of annual compound price appreciation during the option term.



                                                Individual Grants
                                ---------------------------------------------------
                                                                                        Potential Realizable
                                 Number of    % of Total                                  Value at Assumed
                                Securities     Options                                  Annual Rate of Stock
                                Underlying    Granted to     Exercise                  Price Appreciation for
                                  Options    Employees in   Price Per   Expiration          Option Term(1)
               Name             Granted(2)   Fiscal Year      Share        Date            5%          10%

Raymon F. Thompson...........       --           --            --          --              --          --

James R. Gordley.............       --           --            --          --              --          --

Timothy C. Dodkin............       --           --            --          --              --          --

Gregory L. Perkins...........       --           --            --          --              --          --

Robert W. Berner.............     15,000        8.38%         $13.00      1-2-06        $122,634    $310,780

-------------------------------

(1) Potential realizable value is determined by applying an amount equal to the fair market value on the date of grant to the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price at the end of the period and multiplying the remaining number by the number of shares subject to the option. Actual gains, if any, on stock option exercise and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that the amounts reflected in this table will be achieved.
(2) Reflects options that have a ten year term and vest and become exercisable at the rate of 5% per quarter.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values



The following table discloses for each of the Named Executive Officers certain information relating to options to purchase the Company's Common Stock exercised during the fiscal year ended September 30, 1996 and options to purchase the Company's Common Stock held at the end of such period.



                                                                     Number of Securities              Value of Unexercised
                                                                    Underlying Unexercised             In-the-Money Options
                                                                   Options at September 30,        at September 30, 1996($)(1)
                                                                            1996(#)
                                                                 ------------------------------    -----------------------------
                                    Shares
                                  Acquired on       Value
                Name              Exercise(#)     Realized($)    Exercisable     Unexercisable    Exercisable      Unexercisable
       -----------------------   ------------     -----------    -----------     -------------    -----------      -------------

       Raymon F. Thompson....          0             $0               0                0               $0               $0

       James R. Gordley......          0              0             6,750            29,250          21,654            93,834

       Timothy C. Dodkin.....          0              0             6,750            29,250          21,654            93,834

       Gregory L. Perkins....          0              0            12,750            29,250          40,902            93,834

       Robert W. Berner......          0              0             6,750            23,250          16,842(2)         31,278(3)



(1) Based on the fair market value of the Company's Common Stock as of September 30, 1996 ($11.875 per share), minus the exercise price of $8.6667, multiplied by the number of shares underlying the options.
(2) Of the 6,750 shares exercisable at September 30, 1996, 5,250 were in-the-money with an exercise price of $8.6667 per share, and 1,500 shares were not in-the-money with an exercise price of $13.00 per share.
(3) Of the 23,250 shares not exercisable at September 30, 1996, 9,750 were in-the-money with an exercise price of $8.6667 per share, and 13,500 shares were not in-the-money with an exercise price of $13.00 per share.



Compensation Committee Interlocks and Insider Participation



During the fiscal year ended September 30, 1996, Messrs. Bateman and Robinson served on the Compensation Committee of the Board of Directors. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the Board of Directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS


This section is not "soliciting material," is not deemed "filed" with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general language to the contrary.


The Compensation Committee of the Board was formed in 1995 and consists of Messrs. Bateman and Robinson. Decisions concerning the compensation of the Company's executive officers are made by the Compensation Committee and reviewed by the full Board (excluding any interested director).


Executive Officer Compensation Programs


The objectives of the executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, annual cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance plans.


The executive compensation policies of the Compensation Committee are intended to combine competitive levels of compensation and rewards for above average performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of shareholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and shareholder interests, thereby enhancing shareholder value.


Base Salaries. Salaries for the Company's executive officers are determined primarily on the basis of the executive officer's responsibility, general salary practices of peer companies and the officer's individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer's on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company's financial performance generally. The weight given each such factor by the Compensation Committee may vary from individual to individual.


Incentive Bonuses. The Compensation Committee believes that a cash incentive bonus plan can serve to motivate the Company's executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by management and a subjective consideration of factors including such officer's level of responsibility, individual performance, contributions to the Company's success and the Company's financial performance generally.


Stock Option Grants. Stock options are granted to executive officers and other employees under the Option Plan. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with shareholder interests. Stock option grants are intended to focus the attention of the recipient on the Company's long-term performance which the Company believes results in improved shareholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earning potential. To this end, stock options generally vest and become fully exercisable over a five-year period. The principal factors considered in granting stock options to executive officers of the Company are prior performance, level of responsibility, other compensation and the executive officer's ability to influence the Company's long-term growth and profitability. However, the Option Plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.


Other Compensation Plans. The Company has adopted certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees. The Company also provides a 401(k) deferred compensation pension plan. Benefits under these general plans are indirectly tied to the Company's performance.


Deductibility of Compensation. Section 162(m) of the Internal Revenue Code ("IRC") disallows a deduction by the Company for certain compensation exceeding $1.0 million paid to any Named Executive Officer, excluding, among other things, certain performance based compensation. Because the compensation figures for the Named Executive Officers have not approached the limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit. However, the Option Plan is designed to qualify any compensation realized by Named Executive Officers from the exercise of an option as performance based compensation. The Compensation Committee remains aware of the existence of the IRC Section 162(m) limitations, and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions in addition to the exemption contemplated under the Option Plan.


Chief Executive Officer Compensation


The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Thompson's base salary for the fiscal year ended September 30, 1996 was $230,015. Mr. Thompson's base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Mr. Thompson's base salary was at the approximate median of the base salary range for Presidents/Chief Executive Officers of comparative companies. Mr. Thompson received no stock options or bonuses during the fiscal year ended September 30, 1996.


                                         MEMBERS OF THE COMPENSATION COMMITTEE



                                         Howard E. Bateman
                                         Calvin S. Robinson

                              CERTAIN TRANSACTIONS

The following is a description of certain transactions and relationships entered into or existing during the fiscal year ended September 30, 1996 between the Company and certain affiliated parties. The Company believes that the terms of such transactions were no less favorable to the Company than could have been obtained from an unaffiliated party.


Pursuant to an agreement, dated June 7, 1983 (the "Representative Agreement"), between the Company and Entech, Entech has the right to sell the Company's products in Delaware, Long Island, New Jersey, New York City and Pennsylvania. The Representative Agreement was terminated by the parties in 1996. Howard E. Bateman, a director of the Company, formerly owned Entech. Sales of the Company's products by Entech during the fiscal year ended September 30, 1996 amounted to $1,784,000. The terms of the Representative Agreement were negotiated at arms length between the Company and Entech prior to Mr. Bateman becoming a director of the Company.


During the fiscal year ended September 30, 1996, the Company leased, and continues to lease, airplanes from Raymon F. Thompson. Under these lease agreements, the Company made rental payments to Raymon F. Thompson of $1,158,000 during the fiscal year ended September 30, 1996. The Company currently leases four airplanes from Mr. Thompson with an aggregate monthly rental charge of $109,500. One of these lease agreements expires in 1998, one expires in 1999 and two expire in 2000. The terms of the lease agreements were based on quotes from independent aircraft leasing dealers for the same type of aircraft. The Company believes that these lease agreements are on terms no less favorable to the Company than could have been obtained from an unaffiliated party.


Fastener's West, Inc. ("FWI"), 76% of which is owned by Raymon F. Thompson, supplies some of the fasteners used by the Company. During the fiscal year ended September 30, 1996, total purchases by the Company from FWI amounted to approximately $651,000. Prices paid by the Company are comparable to the list price paid by other FWI customers.

                             STOCK PERFORMANCE GRAPH


The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from February 2, 1995, the date of the Company's initial public offering, through the end of the Company's fiscal year ended September 30, 1996, with the percentage change in the cumulative total return for the Nasdaq Composite Index (U.S. Companies), the Hambrecht & Quist Technology Index and the Hambrecht & Quist Semiconductor Index. The comparison assumes an investment of $100 on February 2, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.


                       STOCK PERFORMANCE GRAPH APEARS HERE





                 COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
             AMONG SEMITOOL, INC., THE NASDAQ STOCK MARKET-US INDEX,
                     THE HAMBRECHT & QUIST TECHNOLOGY INDEX
                 AND THE HAMBRECHT & QUIST SEMICONDUCTORS INDEX



   Following is a listing of each of the plot points illustrated in the graph:



             DOLLARS                 2/02/95      3/95       6/95      9/95      12/95      3/96       6/96      9/96

SEMITOOL, INC.                         100        162         246       288        150       173        150       137
-----------------------------------

NASDAQ STOCK MARKET-US                 100        107         123       137        139       146        157       163
-----------------------------------

HAMBRECHT & QUIST TECHNOLOGY           100        110         134       152        149       152        158       169
-----------------------------------

HAMBRECHT & QUIST SEMICONDUCTORS       100        115         161       182        132       125        120       136
-----------------------------------


*    $100 INVESTED ON 2/02/95 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.  FISCAL YEAR ENDING SEPTEMBER
     30.


--------------------------------------------------------------------------------
                              SHAREHOLDER PROPOSALS
--------------------------------------------------------------------------------


To be considered for presentation to the annual meeting of the Company's shareholders to be held in 1998, a shareholder proposal must be received by John
W. Sullivan, Chief Financial Officer, Vice President, Finance and Assistant Secretary, 655 West Reserve Drive, Kalispell, Montana 59901, no later than September 23, 1997.


                                  OTHER MATTERS


Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended September 30, 1996, all Reporting Persons complied with all applicable filing requirements.


Other Matters. The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.


It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.


                                            By Order of the Board of Directors,




                                           /s/Raymon F. Thompson
                                           Raymon F. Thompson
                                           Chairman of the Board,
                                           Chief Executive Officer and
                                           President


January 21, 1997

Kalispell, Montana